Exhibit 99.1

For Immediate Release

Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 941-9777, Extension 219

Thomas R. Staab, II

Chief Financial Officer and Treasurer

(919) 941-9777, Extension 267

Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

- Q1 2009 Revenue Increased 48% over Q1 2008 -

DURHAM, NC - May 7, 2009 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the first quarter ended March 31, 2009, reporting a net loss of $19.4 million or ($0.34) per share, which included a one-time, non-recurring restructuring charge of $1.9 million, or ($0.03) per share.

Total revenue for the first quarter of 2009 was $14.3 million, as compared to $9.7 million for the first quarter of 2008, reflecting an increase of 48%. Revenue from AzaSite® (azithromycin ophthalmic solution) 1% totaled $6.2 million in the first quarter of 2009, an increase of 171% compared to $2.3 million in the first quarter of 2008.

Total product co-promotion and royalty revenue for the first quarter of 2009 was $8.1 million, as compared to $7.4 million in the first quarter of 2008. Both quarterly amounts consisted solely of royalties from net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05%. Effective January 1, 2009, Inspire discontinued its co-promotion of Restasis, but maintains the same royalty rate as prior to the discontinuation of co-promotion activities.

All co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% for the first quarter of 2009 and 2008 was recorded as deferred revenue. The Company had $3.7 million and $3.8 million of deferred revenue from net sales of Elestat as of the end of March 31, 2009 and 2008, respectively. Under the co-promotion agreement for Elestat, Inspire is entitled to a percentage of net sales based upon pre-determined calendar year net sales target levels. The annual minimum was not achieved in the first quarter of 2009, and thus all Elestat co-promotion revenue has been recorded as deferred revenue. The Company expects all deferred revenue to be recognized in subsequent quarters of 2009 when, and to the extent, 2009 net sales target levels are achieved.

Operating expenses for the first quarter of 2009 totaled $33.0 million, as compared to $35.6 million for the same period in 2008. The decrease in first quarter 2009 operating expenses, as compared to 2008, was primarily due to lower selling and marketing costs due to a reduction in promotional activities; lower research and development expenses as a result of discontinued programs; and the Company’s refocus of research and development activities on later-stage clinical programs. These cost decreases were partially offset by increased AzaSite cost of sales as well as a restructuring charge of $1.9 million taken in conjunction with the elimination of preclinical and drug discovery activities, which occurred in the first quarter of 2009.

For the first quarter ended March 31, 2009, Inspire reported a net loss of $19.4 million, or ($0.34) per common share, as compared to a net loss of $25.9 million, or ($0.46) per common share, for the same period in 2008. Cash, cash equivalents and investments totaled $55.2 million at March 31, 2009, reflecting a $17.8 million utilization of cash and investments during the first quarter.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “During the first quarter of 2009, we continued increasing awareness and use of AzaSite, made excellent progress in enrollment in our ongoing clinical trials and restructured our R&D team to focus resources on our late-stage and commercial programs.”

Recent Updates Include (January 1, 2009 through May 7, 2009):

Ophthalmic Research & Development

•	Announced enrollment of approximately 215 patients in the Prolacria™ Phase 3 clinical trial for the treatment of dry eye disease that was initiated in January 2009;

•	Completed enrollment in two Phase 1 glaucoma trials;

•	Initiated two Phase 2 clinical trials evaluating the use of AzaSite for the treatment of blepharitis; and

•

Presented information from the Phase 4 program and investigator-initiated studies with AzaSite in ten poster presentations at the Association for Research in Vision and Ophthalmology (ARVO) annual meeting in May 2009 and two electronic poster presentations at the American Society of Cataract and Refractive Surgery (ASCRS) annual meeting in April 2009.

Pulmonary Research & Development

•	Announced enrollment of approximately 285 patients in TIGER-2, the second denufosol Phase 3 clinical trial.

Sales and Marketing

•	Increased first quarter 2009 AzaSite prescription volume by approximately 168% over the volume of the first quarter of 2008, and by approximately 10% over the volume of the fourth quarter of 2008.

Corporate

•	Completed an R&D restructuring that eliminated early preclinical and drug discovery activities and associated personnel.

Financial Outlook for 2009

Inspire’s 2009 financial results will be highly dependent on the amount of revenues derived from AzaSite and Elestat as a result of the Company’s commercial efforts, as well as the level of royalty payments received from Allergan with respect to the net sales of Restasis. Based upon current AzaSite, Restasis and Elestat trends, Inspire expects to record 2009 aggregate revenue in the range of $80-$90 million. Total 2009 operating expenses are expected to be in the range of $120-$135 million. Cost of sales, which includes the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision Incorporated, is expected to be in the range of $8-$13 million. Total estimated selling and marketing, general and administrative, and research and development expenses are estimated to be in the range of $45-$50 million, $14-$18 million and $50-$60 million, respectively. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million. Operating cash utilization in 2009 is expected to be in the range of $50-$65 million, which incorporates $18 million of principal repayment on the Company’s outstanding debt. Based on current operating plans, including the focus of resources on late-stage programs and the elimination of early research activities, Inspire expects its existing cash and investments to provide liquidity through fiscal 2009 and into 2010.

Inspire will host a conference call and live webcast to discuss its first quarter 2009 financial results on Thursday, May 7, 2009 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 96043496. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until May 21, 2009. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 96043496.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are Prolacria™ for dry eye and denufosol tetrasodium for cystic fibrosis, which are both in Phase 3 development, and Azasite® for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AzaSite for bacterial conjunctivitis, the co-promotion of Elestat® for allergic conjunctivitis and royalties based on net sales of Restasis® for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the extent to which 2009 net sales targets of Elestat are achieved and, if achieved, the timing of any such achievement; the Company’s ability to recognize all deferred Elestat revenues in subsequent quarters of 2009; the Company’s ability to focus on its late-stage and commercial programs; the amount of revenues derived from AzaSite and Elestat as a result of the Company’s commercial efforts; the level of royalty payments received from Allergan with respect to net sales of Restasis; 2009 aggregate revenues, 2009 total operating expenses; 2009 cost of sales, including the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision Incorporated; total 2009 selling and marketing expenses; total 2009 general and administrative expenses; total 2009 research and development expenses; total 2009 stock-based compensation costs; operating cash utilization by the Company in 2009, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; the ability of the Company’s cash and investments to provide liquidity through 2009 and into 2010; and Inspire’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Product sales, net	$6,186	$2,279
Product co-promotion and royalty	8,145	7,424

Total revenue	14,331	9,703
Operating expenses:
Cost of sales	1,961	1,007
Research and development	12,267	14,797
Selling and marketing	13,020	16,205
General and administrative	3,820	3,546
Restructuring	1,931	—

Total operating expenses	32,999	35,555

Loss from operations	(18,668)	(25,852)
Other income/(expense):
Interest income	160	1,191
Interest expense	(899)	(1,252)

Other income/(expense), net	(739)	(61)

Net loss	$(19,407)	$(25,913)

Basic and diluted net loss per common share	$(0.34)	$(0.46)

Weighted average common shares used in computing basic and diluted net loss per common share	56,678	56,553

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	March 31, 2009	December 31, 2008
Cash, cash equivalents and investments	$55,215	$72,966
Trade receivables	14,779	16,544
Inventories, net	618	689
Total assets	93,428	114,224
Working capital	30,371	52,512
Deferred revenue	3,695	—
Debt, including current portion	39,119	43,605
Total stockholders’ equity	26,205	44,387
Shares of common stock outstanding	56,680	56,672

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